UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 12, 2014

Diamond Offshore Drilling, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-13926	76-0321760
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15415 Katy Freeway

Houston, Texas 77094

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (281) 492-5300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate line below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 12, 2014, the Board of Directors of Diamond Offshore Drilling, Inc. (the “Company”) appointed Marc Edwards as the Company’s President and Chief Executive Officer, and as a member of the Board of Directors, effective March 3, 2014. Mr. Edwards succeeds Lawrence R. Dickerson, whose retirement as an officer and director of the Company will become effective on March 3, 2014. Mr. Edwards, age 53, previously served in various positions at Halliburton Company, a diversified oilfield services company, most recently as a member of its Executive Committee and as Senior Vice President responsible for its Completion and Production Division, and previously as Vice President for Production Enhancement. Mr. Edwards will serve on the Executive Committee of the Board of Directors in accordance with the Company’s bylaws.

The Company entered into an employment agreement, dated as of February 12, 2014, with Mr. Edwards (the “Agreement”) which has a term commencing on March 3, 2014 and continuing until December 31, 2016. Pursuant to the terms of the Agreement, Mr. Edwards will receive an annualized base salary of $1,000,000 and will be entitled to receive an annual incentive cash award, subject to the attainment of certain performance goals and subject to the negative discretion of the Compensation Committee, with a target amount of $1,500,000. Any such bonus in excess of $1,000,000 will be subject to stockholder approval of an amendment to the Company’s Incentive Compensation Plan for Executive Officers to increase the maximum award thereunder. In addition, the Agreement provides that each calendar year Mr. Edwards will be granted restricted stock units with respect to the Company’s common stock with a target grant date value of not less than $3,000,000, subject to stockholder approval of a new equity compensation plan, the achievement of applicable performance goals, periodic vesting requirements, the negative discretion of the Compensation Committee and continued employment.

A copy of the Company’s press release dated February 12, 2014 announcing the appointment of Mr. Edwards is included as an exhibit to this report.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit number	Description

99.1	Press Release dated February 12, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIAMOND OFFSHORE DRILLING, INC.

By:	/s/ William C. Long
William C. Long
Senior Vice President, General Counsel and Secretary

Dated: February 18, 2014

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